Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL GROWTH TRUST, INC.

Global Growth GP, LLC, a Delaware limited liability company

Global Growth, LP, a Delaware limited partnership

   GR-105 LPHC, LLC, a Delaware limited liability company

      GR-105 Long Point Venture, LLC, a Delaware limited liability company